Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter 2019 Results

OLD BRIDGE, NJ / November 6, 2019 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the third quarter and nine months ended September 30, 2019.

Net sales decreased $348,000 or 6.2% to $5,278,000 for the third quarter of 2019 from $5,626,000 for the comparable period in 2018. Net loss for the three months ended September 30, 2019 was $(1,334,000) or $(0.14) per share, compared to $(199,000) or $(0.02) per share for the comparable period in 2018.

The decrease in sales is primarily attributed to a decrease in sales of data products and digital video headend products, offset by an increase in sales of set top box products. Sales of data products were $884,000 and $1,112,000, digital video headend products were $1,292,000 and $2,814,000 and set top boxes were $1,498,000 and zero in the third three months of 2019 and 2018, respectively.

For the nine months ended September 30, 2019, net sales decreased $1,469,000, or 9.0%, to $14,797,000 in 2019 from $16,266,000 in 2018. Net earnings for the nine months ended September 30, 2019 was $3,100,000 or $0.31 per diluted share, compared to $(597,000) or $(0.07) per diluted share for the comparable period in 2018.

The decrease in sales is primarily attributed to a decrease in sales of data products and digital video headend products, offset by an increase in sales of set top box products. Sales of data products were $1,989,000 and $3,566,000, digital video headend products were $5,482,000 and $7,899,000 and set top box products were $2,691,000 and zero in the first nine months of 2019 and 2018, respectively.

Commenting on the nine-month results, Chief Executive Officer Robert J. Pallé noted, “We are disappointed in the level of sales for the third quarter, and the resulting financial performance. Last quarter we announced our intention to increase the intensity of our new product sales initiatives and lower our operating expenses. Regarding new product sales initiatives, we recently introduced the Clearview Transcoder line of products. The first of these, Clearview 4:2, is now in production and anticipated to be approved by the large cable and satellite video entertainment service providers in the near future. Two additional versions of the Clearview family of products are planned to be released for production prior to the end of this year. Several of these will comprise new modules that have been developed in response to specific Tier 1 service provider use-case requests, which will enable the Company’s NeXgen Gateway products to perform additional encoding, transcoding, and video security functions. We anticipate that this enhanced functionality will lead to increasing sales to those and other service providers. We also continue to be pleased with the response to our IPTV set top box initiative. IPTV Set-Top Box sales increased 50% from the second to the third quarter and we expect IPTV set top box growth to continue into future quarters. Regarding operating expense reduction efforts, during the third quarter a number of cost saving initiatives were implemented, however it is clear that we need to take additional steps to reduce them further. These additional steps will be implemented in a manner that will enable us to maintain the momentum we have developed with the NeXgen Gateway and IPTV Set-Top Box initiatives.”

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Conference Call Reminder

Details of the live teleconference:

Date: Wednesday, November 6, 2019

Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)

Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility for 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2018 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé

Chief Executive Officer
bpalle@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Blonder Tongue Laboratories, Inc.

Condensed Consolidated Summary of Operating Results

(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Net sales	$5,278	$5,626	$14,797	$16,266
Gross profit	1,531	2,413	4,627	6,827
Loss from operations	(1,283)	(44)	(3,895)	(174)
Net (loss) earnings	$(1,334)	$(199)	$3,100	$(597)
Basic net (loss) earnings per share	$(0.14)	$(0.02)	$0.32	$(0.07)
Diluted net (loss) earnings per share	$(0.14)	$(0.02)	$0.31	$(0.07)
Basic weighted average shares outstanding	9,631	9,270	9,583	8,836
Diluted weighted average shares outstanding	9,631	9,270	9,971	8,836

Blonder Tongue Laboratories, Inc

Condensed Consolidated Summary Balance Sheets

(in thousands)

	(unaudited)
	September 30, 2019	December 31, 2018

Current assets	$12,079	$10,377
Property, plant and equipment, net	377	2,890
Total assets	18,503	15,601
Current liabilities	4,667	8,263
Long-term liabilities	2,819	171
Stockholders’ equity	11,017	7,167

Total liabilities and stockholders’ equity	$18,503	$15,601

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com